CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Amendment #1 to Form 1-A, of our independent auditor's report dated April 21, 2023, with respect to the audited combined financial statements of VictoryBase Corporation and Affiliates, a Delaware corporation, as of December 31, 2022 and 2021, and the related combined statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Very truly yours,

MCNAMARA AND ASSOCIATES, PLLC

Tampa, Florida

April 26, 2023